INDEPENDENT AUDITORS' REPORT


To   the  Trustees  and Investors of
National  Limited  Maturity Municipals Portfolio:

In planning and performing our audit of the financial statements of National Limited Maturity
Municipals Portfolio (the "Portfolio") for the year ended March 31, 2002 (on which we have issued our report dated May 3, 2002), we considered its internal control,including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Portfolio's internal control.

The management of the Portfolio is responsible for establishing and maintaining internal control.
In fulfilling this  responsibility,
estimates  and judgments by management are required
to  assess  the expected  benefits  and  related  costs
of  controls.   Generally, controls  that  are relevant to
an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls
include   the   safeguarding   of   assets   against
unauthorized acquisition, use, or disposition.

Because   of   inherent  limitations  in  any
internal control, misstatements due to error or fraud may occur and not be detected.
Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our  consideration  of the Portfolio's internal
control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified
Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Portfolio's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of March 31, 2002.

This report is intended solely for the information and use of management, the trustees and investors of National Limited Maturity Municipals Portfolio, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 3, 2002